Exhibit 99.27

American Rebel (NASDAQ: AREB) and American Rebel Light Beer Congratulate Matt Hagan on his Victory at the Muckleshoot Casino Resort NHRA Northwest Nationals

Hagan, the four-time NHRA World Champion, recorded a string of strong runs in the NHRA Northwest Nationals to post his first 2025 NHRA Funny Car win

Nashville, TN, July 22, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Beer (americanrebelbeer.com) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel (americanrebel.com), is proud to congratulate Matt Hagen on his victory at the Muckleshoot Casino Resort NHRA Northwest Nationals. This victory marked Hagan’s first 2025 NHRA Funny Car win for the 4-time World Champion.

Matt Hagan Powers to First Win of 2025 NHRA Season in Seattle, Vaults to Third in Standings

Matt Hagan, driving for Tony Stewart Racing, stormed to victory with a 3.904-second run at 331.94 mph in the Funny Car final round—securing his first win of the 2025 season. The Seattle victory propels Hagan to third in the season standings.

“This was a get-healthy weekend for us,” said Matt Hagan. “We’ve been on the backside of great races all season. This time, everything clicked. Huge thanks to Tony Stewart, Dodge, and the entire crew for pushing through the challenges and putting me in position to win.”

The Muckleshoot Casino Resort NHRA Northwest Nationals marked Hagan’s 53rd career win and his 95th career final-round appearance. It marked his third trip to the Finals at Pacific Raceways and second win at the track. In 2012, Hagan defeated Jeff Arend, Johnny Gray and Ron Capps before losing to Courtney Force in the Finals. In 2013, Hagan earned his first win at Seattle after defeating Todd Lesenko, Paul Lee, Courtney Force, and Bob Tasca III.

Matt Hagan has solidified his legacy in drag racing as one of the sport’s elite competitors. With four NHRA Funny Car World Championships under his belt— 2011, 2014, 2020, and 2021 —Hagan is known for his fearless driving style, raw horsepower, and remarkable consistency across seasons.

Matt Hagan Delivers First NHRA Win of 2025 — American Rebel Beer Celebrates with Him

Tony Stewart keeps first-round victory streak intact

Tony Stewart qualified No. 5 with a strong 3.759-second pass at 327.51 mph, then advanced past Josh Hart in Round 1 with a holeshot win. Stewart remains the only Top Fuel driver to capture a first-round victory in every NHRA national event this year.

“We rallied back in qualifying and reached the #2Fast2Tasty Finals. Round 1 went to plan, but Round 2 was tough with another explosion,” said Stewart. “We’re still close in points and motivated heading into Sonoma.”

John Hall and the American Rebel Light Motorcycle continues to Rebel Up!

While Hagan stood atop the podium, John Hall was making serious noise in Pro Stock Motorcycle, riding the American Rebel Beer Buell for Matt Smith Racing. Hall qualified No. 1 with a blistering 6.717-second pass at 201.76 mph, earning the top spot and valuable points in the process. He also claimed victory in the Mission #2Fast2Tasty Challenge, continuing a red-hot streak that’s positioned him in the top five of the national standings.

“The bike is locked in, and the team’s firing on all cylinders,” said Hall. “Riding for American Rebel has elevated everything—from mindset to results. We’re not just showing up. We’re showing out. Rebel up!”

“Every pass down the track with Tony Stewart, Matt Hagan, and John Hall—and every podium finish—pours nitro fuel into the American Rebel Light Beer engine, propelling our brand in front of millions of high-octane, freedom-loving consumers. This isn’t just visibility—it’s velocity,” said Andy Ross, CEO of American Rebel Holdings. “Victories like this accelerate brand loyalty and grassroots momentum. From national TV coverage to social media buzz and trackside energy, Matt Hagan winning is a great for American Rebel Light Beer, Matt is a true Rebel and he’s the definition of where passion meets horsepower, and I congratulate him and the team on their victory.”

Ross continued, “We’re incredibly proud to be aligned with TSR Racing, John Hall, and the entire NHRA family. The Muckleshoot Casino Resort NHRA Northwest Nationals gave us the perfect stage to host key customers and strategic partners—and the atmosphere was second to none. We came away from the weekend with real traction and fully expect to expand our footprint in the Northwest. It’s weekends like this that keep pouring nitro fuel into the American Rebel Light Beer brand engine. We look forward to returning next year!”

Catch the NHRA Northwest National s Finals (RE-AIR) on Tuesday, July 22, 2025 at 11:00AM -2:00PM ET and at 6:00PM – 9:00PM ET on FS2.

American Rebel Light Shines at Eldora’s Kings Royal, Fueling Fans at Dirt Racing’s Crown Jewel

Back east at Eldora Speedway, the track owned by Tony Stewart, the 42nd Annual Kings Royal delivered a dirt-slinging spectacle with American Rebel Light Beer being enjoyed by racing fans. The event capped off a week of high-octane racing and fan engagement, reinforcing Eldora’s status as the crown jewel of American dirt track racing.

“American Rebel Light had a massive showing all weekend long,” said Todd Porter, President of American Rebel Beverage. “From our party tent to promo teams handing out swag, we were everywhere fans turned. Bars were decked out with Rebel banners and our 30-second commercials hit the Jumbotron in full force. It was grassroots meets horsepower, and the brand delivered.”

American Rebel Beer High-Octane Brand Acceleration: Where Horsepower Meets Patriotism.

Motorsports represent the perfect platform for American Rebel Beer because it embodies the same values that define the brand—patriotism, grit, tradition, and unapologetic American spirit. From dirt tracks to speedways, motorsports fans are fiercely loyal, community-driven, and deeply connected to American-made culture. These events bring together hard-working, freedom-loving individuals who appreciate quality and authenticity—exactly the kind of people who resonate with American Rebel Beer’s bold flavor and patriotic identity. Aligning with motorsports not only amplifies brand visibility but also roots American Rebel Beer deeper into the cultural fabric of America’s heartland

American Rebel Beer’s sponsorship’s with NHRA and TSR Racing continues to pay off—strategically aligning with motorsports fans who reflect the brand’s core values: patriotism, grit, authenticity, and loyalty. At the track and in the stands, American Rebel Light Beer connects with freedom-loving consumers at events that drive grassroots demand and build national recognition.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel Holdings, Inc. is a diversified patriotic lifestyle company, delivering bold products that reflect American values. From its roots in branded safes and personal security to its breakout success with American Rebel Light Beer, the company is redefining the beverage and lifestyle markets.

Learn more at americanrebel.com/investor-relations

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

About American Rebel Light Beer

America’s Patriotic, God-Fearing, Constitution Loving, National Anthem Signing, Stand Your Ground Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion.

Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia and now Mississippi. For more information about the launch events and the availability of American Rebel Beer, please visit americanrebelbeer.com or follow us on social media platforms (@AmericanRebelBeer).

American Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

Media Inquiries

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

Distribution Opportunities

Todd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

Investor Relations

ir@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025.

Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.